Exhibit 99.2

GOLDEN MINERALS ANNOUNCES CLOSING OF EQUITY FINANCING

GOLDEN, Colo., September 19, 2012 /PRNewswire/ — Golden Minerals Company (NYSE MKT: AUMN) (TSX: AUM) (“Golden Minerals” or the “Company”) announced today that it has closed its previously announced underwritten offering of 5,497,504 units, comprised of one share of common stock and a five year warrant to acquire one half of a share of common stock at an exercise price of US$8.42 per share, at a price of US$5.75 per unit, before underwriting discounts.

Wells Fargo Securities acted as sole underwriter for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

In addition, the Company has closed its previously announced private placement with The Sentient Group, the Company’s largest stockholder, pursuant to which Sentient has purchased, in a private offering pursuant to Regulation S under the U.S. Securities Act of 1933, a total of 1,365,794 units, comprised of one share of common stock and a five year warrant to acquire one half of a share of common stock at an exercise price of US$8.42 per share, at a price of US$5.4625 per unit, the same price paid by Wells Fargo Securities in the underwritten offering.

The aggregate net proceeds to Golden Minerals from the sale of the shares in the offering and the private placement was approximately $37.0 million after deducting discounts, commissions and estimated expenses.

About Golden Minerals

Golden Minerals Company is a Delaware corporation based in Golden, Colorado, primarily engaged in silver and gold mining at its Velardeña Operations in Mexico and advancement of the evaluation stage El Quevar project in Argentina.

For additional information please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company
Jerry W. Danni
(303) 839-5060
Executive Vice President
SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

350 Indiana Street — Suite 800 — Golden, Colorado 80401 —  Telephone (303) 839-5060 —  Fax (303) 839-5907